Exhibit 99.1

Item 6.  Selected Financial Detail

	For the Years Ended September 30,
(in thousands, except per share figures)	2009	2008	2007	2006	2005
Revenue	$1,194,050	$1,269,305	$1,365,729	$1,327,735	$1,132,382

Income before taxes, minority interest and discontinued operations	19,605	(182)	37,249	65,305	67,404
Provision for income taxes	1,687	2,651	11,764	21,907	22,262
Income (loss) from continuing operations before minority interest	17,918	(2,833)	25,485	43,398	45,142
Minority interest	—	—	—	—	(4,415)
Income (loss) from continuing operations	17,918	(2,833)	25,485	43,398	40,727
Income (loss) from discontinued operations	790	(40,591)	(6,086)	5,930	5,833
Net Income (loss)	$18,708	$(43,424)	$19,399	$49,328	$46,560

Basic earnings (loss) per share:
Continuing operations	$0.31	$(0.09)	$0.79	$1.34	$1.26
Discontinued operations	0.01	(1.24)	(0.19)	0.18	0.18
Net Income (loss)	0.32	(1.33)	0.60	1.52	1.44

Weighted average shares outstanding	58,699	32,667	32,405	32,388	32,263

Diluted earnings (loss) per share:
Continuing operations	$0.30	$(0.09)	$0.76	$1.29	$1.20
Discontinued operations	0.01	(1.24)	(0.18)	0.17	0.17
Net Income (loss)	0.32	(1.32)	0.58	1.46	1.38

Weighted average shares outstanding	59,002	32,836	33,357	33,746	33,827

Capital expenditures	$32,697	$53,116	$29,737	$41,653	$39,448
Depreciation and amortization	42,346	42,923	39,458	33,974	31,397
Total assets	1,143,891	1,167,486	959,415	927,614	850,671
Total debt, excluding debt discount	179,804	233,188	232,830	217,320	213,165

Notes:

2008 includes a $12,913 goodwill impairment charge that is not deductible for income taxes.

Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income.

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